EXHIBIT 10.2

SECOND AMENDMENT TO
AMENDED AND RESTATED MASTER SHELF AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED MASTER SHELF AGREEMENT (this “Amendment”) is made and entered into as of November 30 2011, by and among SAIA, Inc., a Delaware corporation (the “Company”), The Prudential Insurance Company of America and the other holders of Notes (as defined in the Agreement defined below) that are signatories hereto (together with their successors and assigns, the “Noteholders”).

W I T N E S S E T H:

WHEREAS, the Company and the Noteholders are parties to a certain Amended and Restated Master Shelf Agreement, dated as of June 26, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement), pursuant to which the Noteholders have purchased Notes from the Company; and

WHEREAS, the Company has requested that the Noteholders amend certain provisions of the Agreement and subject to the terms and conditions hereof, the Noteholders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Company and the Noteholders agree as follows:

1. Amendments.

(a) Paragraph 5A. Paragraph 5A of the Agreement is amended by replacing clause (ii) of such Paragraph with the following:

(ii) as soon as practicable and in any event within 90 days after the end of each fiscal year (or, if earlier, such date as the Company is required to file an Annual Report on Form 10-K with the SEC), consolidating and consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for such year, and a consolidating and consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holders and (i) as to the consolidated statements, all reported on by independent public accountants of recognized national standing selected by the Company (whose report shall be without a “going concern” or like qualification or exception and without any qualification or any exception as to the scope of such audit and otherwise satisfactory in substance to the Required Holders) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) as to the consolidating statements, certified by an Authorized Officer of the Company; provided, however, that delivery pursuant to clause (vi) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year filed with the SEC shall be deemed to satisfy the requirements of this clause (ii) with respect to consolidated financial statements so long as such statements contained in such Annual Report on Form 10-K are prepared in accordance with then current SEC and GAAP standards and do not contain a “going concern” or like qualification or exception;

(b) Paragraph 5C. Paragraph 5C of the Agreement is amended by adding the following clause (v) to such Paragraph:

(v) Within 60 days of the Second Amendment Date, the Company shall deliver to each holder of any Notes, copies of the appraisals of each Mortgaged Property obtained pursuant to Section 5.2.2 of the Credit Agreement.

(c) Paragraph 5E. Paragraph 5E of the Agreement is amended by adding “statutes,” in front of the word “laws” in the first sentence of the Paragraph.

(d) Paragraph 5N. Paragraph 5N of the Agreement is amended by adding the following clause (iv) to such Paragraph:

(iv) Within 60 days following the Second Amendment Date, (i) the Company shall cause SMF to execute and deliver to the Collateral Agent such amendments to existing Mortgages, in recordable form, as may be required by the Collateral Agent in the reasonable exercise of its sole discretion in order to reflect of record that such Mortgages secure all of the Obligations hereunder, and (ii) the Company (or SMF) shall cause to be issued to the Collateral Agent such date-down endorsements (or commitments for the issuance thereof) to the previously-issued title insurance policies as may be required by the Collateral Agent in the reasonable exercise of its sole discretion to verify that marketable title to the Mortgaged Properties remains vested in SMF, free and clear of any Liens (other than Excepted Liens).

(e) Paragraph 50. Paragraph 5O of the Agreement is amended by replacing such Paragraph in its entirety with the following:

5O. Rolling Stock. The Company shall at all times times maintain satisfactory arrangements for the Collateral Agent, for the benefit of Secured Parties, to have an Acceptable Security Interest in Rolling Stock representing at least 85% of the current Net Orderly Liquidation Value of the Company’s Rolling Stock. Such arrangements shall include (i) the Company’s execution and delivery of such agreements as the Vehicle Title Service Company may reasonably require, (ii) the Company’s delivery to the Vehicle Title Service Company of the certificates of title covering Rolling Stock that, when combined with Rolling Stock as to which perfection of the Collateral Agent’s has been accomplished through the filing of financing statements pursuant to the UCC, represents at least 85% of the Net Orderly Liquidation Value of the Company’s Rolling Stock and notation of the Collateral Agent’s Lien on each certificate of title so delivered, and (iii) the Company’s payment of the normal set-up and service charges of the Vehicle Title Service Company and the filing fees payable in connection with the notation of the Collateral Agent’s Lien on each certificate of title so delivered. Upon the request of the Collateral Agent following the occurrence of any Default or Event of Default, the Company will cooperate with the Vehicle Title Service Company in causing the certificates of title on all Rolling Stock to be promptly delivered to the Vehicle Title Service Company and in causing the Collateral Agent’s Lien to be noted on each certificate of title.

(f) Paragraph 6A3. Paragraph 6A(3) of the Agreement is amended by replacing such Paragraph in its entirety with the following:

6A(3) Reserved.

(g) Paragraph 6C. Paragraph 6C of the Agreement is amended by replacing clause (iv) of such Paragraph in its entirety with the following:

(iv) obligations of the Company under this Agreement and the Notes, obligations of the Company under the Credit Agreement and any refinancings, extensions, renewals or replacements of such obligations of the Company under the Credit Agreement to the extent the documents governing such refinanced Indebtedness do not contain terms, conditions, covenants and events of default which are more restrictive than those contained in the Credit Agreement;

(h) Paragraph 6D. Paragraph 6D of the Agreement is amended by (i) adding the following subclause (C) to clause (viii) of such Paragraph, (ii) deleting subclauses (G), (I) and (J) of clause (viii) and (iii) relettering the remaining subclauses in clause (viii):

(C) the total cash consideration paid in connection with such Acquisition and all other Acquisitions subsequent to the Second Amendment Date does not exceed $25,000,000 in the aggregate;

(i) Paragraph 8. Paragraph 8 of the Agreement is amended by adding the following Paragraph 8X

8X. Compliance With Laws. The Company and its Subsidiaries are in compliance with the requirements of all statutes, laws, ordinances and governmental rules or regulations to which each of them is subject, including Environmental and Safety Laws, and all orders, writs, injunctions and decrees applicable to them or their Properties, except in such instances in which (a) such requirement of statute, law, ordinance, rule or regulation or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have any material adverse effect on the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

(j) Paragraph 8A. Paragraph 8A of the Agreement is amended by replacing such Paragraph with the following:

8A. Organization; Authorization; Enforceability; No Contravention.

(i) The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware; each Subsidiary is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized; and the Company has and each Subsidiary has the power to own its respective Property and to carry on its respective business as now being conducted. As of the date hereof, the only Subsidiaries of the Company are the Existing Subsidiaries.

(ii) The execution, delivery and performance of this Agreement and the other Note Documents to which the Company or any of its Subsidiaries is a party are within the corporate or limited liability company power and authority of the Company and each of its Subsidiaries (as applicable) and have been duly authorized by all necessary corporate action by or on behalf of the Company and each of such Subsidiaries. This Agreement and each of the other Note Documents to which the Company or any of its Subsidiaries is a party has been duly executed and delivered by the Company and each of such Subsidiaries and constitute their legal, valid and binding obligations, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(iii) The execution, delivery and performance of this Agreement and the other Note Documents do not and will not (a) contravene the terms of the articles or certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) violate any applicable statute, law, rule or regulation or any order, injunction, writ, judgment or decree of any court or governmental agency or authority or any arbitral award to which the Company or any of its Subsidiaries is bound or to which any of their respective Properties is subject, (c) violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or any of their respective Properties, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) result in the creation or imposition of any Lien on any Property of the Company or any of its Subsidiaries (other than in favor of the Collateral Agent).

(k) Paragraph 8B. Paragraph 8B of the Agreement is amended by replacing the last sentence of such Paragraph with the following:

There has been no material adverse change in the business, property or assets, condition (financial or otherwise) operations or prospects of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which financial statements have been furnished.

(l) Paragraph 10B. Paragraph 10B of the Agreement is amended by replacing the definitions of “Borrowing Base”, “Credit Agreement”, “Security Agreement” and “Unfinanced Capital Expenditures” in their entirety with the following:

“Borrowing Base” shall have the meaning specified in the Credit Agreement as in effect on the Second Amendment Date.

“Credit Agreement” shall mean the Fourth Amended and Restated Credit Agreement, dated as of the Second Amendment Date, among the Company, the lender parties thereto and the Bank of Oklahoma, as agent for such lenders, as amended or otherwise modified from time to time, and any credit facility replacing or refinancing such Agreement.

“Security Agreement” shall mean the First Amended and Restated Security Agreement, dated as of the Second Amendment Date, by and among the Company, SMF and the Collateral Agent.

“Unfinanced Capital Expenditures” means, for any period of determination, all Capital Expenditures of the Company and its Subsidiaries which are not funded with borrowed money.

(m) Paragraph 10B. Paragraph 10B of the Agreement is further amended by adding the following definition of “Second Amendment Date” in the appropriate alphabetical order:

“Second Amendment Date” means November 30, 2011.

(n) Paragraph 10B. Paragraph 10B of the Agreement is further amended by deleting the definition of “Adjusted Leverage Ratio”.

(o) Paragraph 10C. Paragraph 10C of the Agreement is amended by replacing such Paragraph in its entirety with the following:

10C. Accounting Principles, Terms and Determinations. References in this Agreement to “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial data, statements and certificates and reports as to financial matters required to be furnished hereunder (including financial ratios and other financial calculations) shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements referred to in clause (i) of paragraph 8B. If at any time any Accounting Change (as defined below) would affect the computation of any financial ratio or other financial calculation set forth in this Agreement, (i) such ratio or calculation shall continue to be made in accordance with GAAP as in effect on January 1, 2008 and (ii) the Company shall provide to the holders of the Notes a reconciliation between such ratio or calculation made before and after giving effect to such Accounting Change. For purposes of this paragraph 10C, an “Accounting Change” means (A) any change in accounting principles required by GAAP and implemented by the Company, (B) any change in accounting principles recommended by the Company’s independent accountants; and (C) any change in carrying value of the Company’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from any adjustments that, in each case, were applicable to, but not included in, the audited financial statements referred to in paragraph 8B. Without limiting the foregoing, any changes to lease accounting that requires the assets and liabilities arising under operating leases to be recognized in any statement of financial position shall be excluded from such method of calculation for purposes hereof. For purposes of determining compliance with the financial covenants contained in this Agreement, including without limitation those set forth in paragraph 6A, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification 825-10 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(p) Officers Certificate. Schedule II to the Officer’s Certificate is amended by replacing Section V of such Schedule with the following:

V. [Reserved].

2. Conditions to Effectiveness of this Amendment. This Amendment shall not become effective, or legally binding on the parties to the Agreement, and neither the Company nor the Noteholders shall have any rights under this Amendment, until (i) the Noteholders shall have received reimbursement or payment of the costs and expenses of the Noteholders incurred in connection with this Amendment or the Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Noteholders) and (ii) the Noteholders shall have received each of the following documents, in form and substance satisfactory to the Noteholders:

(a) this Amendment, duly executed by the Company, the Guarantor and the Noteholders;

(b) an executed copy of the Credit Agreement and Security Agreement, as such terms are defined herein, and an executed copy of any Bank Guaranty Agreement executed in connection therewith;

(c) an Amendment to the Prudential Intercreditor Agreement, in form and substance satisfactory to the Noteholders, duly executed by the Noteholders, the lenders party to the Credit Agreement and the Collateral Agent.

3. Representations and Warranties. To induce the Noteholders to enter into this Amendment, each of the Company and the Guarantor hereby represents and warrants that:

(a) It is a corporation or a limited liability company, as applicable, duly organized and validly existing in good standing under the laws of the State of Delaware, each of its Subsidiaries is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized, and each of the Company and its Subsidiaries has the power to own its respective property and to carry on its respective business as now being conducted;

(b) The execution, delivery and performance by the Company and the Guarantor of this Amendment and all other documents required under Section 2 above are within the corporate or limited liability company powers of the Company and the Guarantor and have been duly authorized by all necessary corporate or limited liability company action;

(c) Neither the execution nor delivery of this Amendment and all other documents required under Section 2 above, nor fulfillment of nor compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator of any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject;

(d) Each of this Amendment and all other documents required under Section 2 above constitutes the valid and binding obligation of the Company and its Subsidiaries party thereto, enforceable in accordance with its terms;

(e) All representations and warranties set forth in paragraph 8 of the Agreement are true and correct in all material respects and no Default or Event of Default has occurred and is continuing;

(f) After giving effect to the transactions contemplated herein, (a) the fair value of the property of each Credit Party is greater than the total amount of liabilities, including contingent liabilities, of such Credit Party, (b) the present fair salable value of the assets of each Credit Party is not less than the amount that will be required to pay the probable liability of such Credit Party on its debts as they become absolute and matured, (c) no Credit Party intends to, nor does not any Credit Party believe that it will, incur debts or liabilities beyond Credit Party’s ability to pay such debts and liabilities as they mature, (d) such Credit Party is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Credit Party’s property would constitute an unreasonably small capital, and (e) each Credit Party is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business (the amount of contingent liabilities at any time computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability).

4. Reaffirmation and Acknowledgment. The Guarantor consents to the execution and delivery by the Company of this Amendment and ratifies and confirms the terms of the Guaranty Agreement with respect to the indebtedness now or hereafter outstanding under the Agreement as amended hereby and all promissory notes issued thereunder. The Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Company to the holders of the Notes or any other obligation of the Company, or any actions now or hereafter taken by the holders of the Notes with respect to any obligation of the Company, the Guaranty Agreement (i) is and shall continue to be a primary obligation of the Guarantor, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Guarantor under the Guaranty Agreement.

5. Effect of Amendment. Except as set forth expressly herein, all terms of the Agreement, as amended hereby, and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Company to all holders of the Notes. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the holders of the Notes under the Agreement, nor constitute a waiver of any provision of the Agreement. From and after the date hereof, all references to the Agreement shall mean the Agreement as modified by this Amendment. This Amendment shall constitute a Note Document for all purposes of the Agreement.

6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

7. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Agreement or an accord and satisfaction in regard thereto.

8. Costs and Expenses. The Company agrees to pay on demand all costs and expenses of the Noteholders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Noteholders with respect thereto.

9. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

10. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the Company, the Guarantor, the holders of the Notes and their respective successors, successors-in-titles, and assigns.

11. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

12. Consent of the Noteholders. The Noteholders acknowledge and consent to the execution, delivery and performance by the Company and the Guarantor of the Bank Amendment.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

SAIA, INC.

By:        Name:
Title:

GUARANTOR:

SAIA MOTOR FREIGHT LINE, LLC

By:
Name:
Title:

NOTEHOLDERS:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Vice President

PRUCO LIFE INSURANCE COMPANY

By:
Vice President

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:
Vice President

RELIASTAR LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)
By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:
Vice President

SECURITY LIFE OF DENVER INSURANCE COMPANY (formerly Southland Life Insurance Company)

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)
By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:
Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By:
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

By:
Vice President

UNITED OF OMAHA LIFE INSURANCE COMPANY

By: Prudential Private Placement Investors, L.P. (as

Investment Advisor)

By: Prudential Private Placement Investors, Inc. (as its General Partner)

By:

Vice President

UNIVERSAL PRUDENTIAL ARIZONA REINSURANCE COMPANY

By: Prudential Investment Management, Inc., as investment manager

By:

Vice President

ZURICH AMERICAN INSURANCE COMPANY

By: Prudential Private Placement Investors, L.P. (as Investment Advisor)

By: Prudential Private Placement Investors, Inc. (as its General Partner)

By:

Vice President